                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1

                                VARIAGENICS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants                                                                                            2
Consolidated Financial Statements:
   Consolidated Balance Sheets as of December 31, 2001 and 2002                                                              3
   Consolidated Statements of Operations for the Years Ended December 31, 2000, 2001 and 2002                                4
   Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2000, 2001 and 2002            5
   Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 2001 and 2002                                6
   Notes to Consolidated Financial Statements                                                                                7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Variagenics, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Variagenics, Inc. and its subsidiary at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, as of January 31, 2003, the Company was merged into another company and has ceased its existence.

                         /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 2, 2003

                        VARIAGENICS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                            2001              2002
                                                                            ----              ----
Assets
Current assets:
   Cash and cash equivalents                                             $  25,142         $  27,622
   Short-term marketable securities                                         47,776            28,048
   Assets held for sale                                                        --                 70
   Prepaid expenses and other current assets                                 2,225             1,088
                                                                         ---------         ---------
        Total current assets                                                75,143            56,828
Restricted cash                                                                750               750
Property and equipment, net                                                  7,785             5,330
Long-term marketable securities                                              7,111                --
Other assets                                                                   143               109
                                                                         ---------         ---------
   Total assets                                                          $  90,932         $  63,017
                                                                         =========         =========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                      $   1,566         $   1,948
   Accrued expenses and other liabilities                                    2,081             1,796
   Deferred revenue                                                            229               258
   Capital lease obligations, current portion                                1,558             1,936
                                                                         ---------         ---------
        Total current liabilities                                            5,434             5,938
Capital lease obligations, long-term portion                                 2,515             1,327
                                                                         ---------         ---------
   Total liabilities                                                         7,949             7,265
                                                                         ---------         ---------
Commitments and contingencies
Stockholders' Equity:
   Preferred stock, $.01 par value; 5,000 shares authorized,
      none issued and outstanding
   Common stock, $.01 par value; 70,000 shares authorized, 23,371
      and 24,156 shares issued and outstanding                                 234               242
   Additional paid-in capital                                              171,035           169,942
   Accumulated deficit                                                     (77,998)         (111,761)
   Promissory note                                                            (110)             (121)
   Deferred compensation                                                   (10,178)           (2,544)
   Treasury Stock                                                               --                (6)
                                                                         ---------         ---------
        Total stockholders' equity                                          82,983            55,752
                                                                         ---------         ---------
        Total liabilities and stockholders' equity                       $  90,932         $  63,017
                                                                         =========         =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        VARIAGENICS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    2000             2001             2002
                                                                                    ----             ----             ----
Revenue:
   Research and development collaborations                                        $  2,254         $  2,773         $    980
   Product sales                                                                        --              210              450
                                                                                  --------         --------         --------
        Total revenue                                                                2,254            2,983            1,430
                                                                                  --------         --------         --------
Costs and expenses:
   Cost of product sales                                                                --              186              236
   Research and development:
      Non-cash equity compensation                                                   2,950            2,926            2,692
      All other research and development expenses                                    8,886           16,942           18,366
                                                                                  --------         --------         --------
               Total research and development expenses                              11,836           19,868           21,058
                                                                                  --------         --------         --------
   General and administrative:
      Non-cash equity compensation                                                   5,616            3,876            3,300
      All other general and administrative expenses                                  5,723            8,573            8,506
                                                                                  --------         --------         --------
               Total general and administrative expenses                            11,339           12,449           11,806
                                                                                  --------         --------         --------
    Restructure and related charges                                                     --               --            3,228
                                                                                  --------         --------         --------
        Loss from operations                                                       (20,921)         (29,520)         (34,898)
Other income (expense):
   Interest income                                                                   3,362            4,465            1,471
   Interest expense                                                                   (241)            (248)            (336)
                                                                                  --------         --------         --------
        Net loss                                                                  $(17,800)        $(25,303)        $(33,763)
                                                                                  ========         ========         ========

Dividends on redeemable convertible preferred stock                                (22,106)              --               --
                                                                                  --------         --------         --------
Net loss attributable to common stockholders                                      $(39,906)        $(25,303)        $(33,763)
                                                                                  ========         ========         ========

Net loss attributable to common stockholders per share (basic and diluted)        $  (3.69)        $  (1.09)        $  (1.42)
Weighted average common shares outstanding (basic and diluted)                      10,816           23,295           23,798


        The accompanying notes are an integral part of these consolidated financial statements.

                        VARIAGENICS, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                     COMMON STOCK
                                     ------------       ADDITIONAL
                                                         PAID-IN                                               TREASURY
                                                PAR      -------     ACCUMULATED    PROMISSORY    DEFERRED     --------
                                    SHARES     VALUE     CAPITAL       DEFICIT         NOTE     COMPENSATION     STOCK       TOTAL
                                    ------     -----     -------       -------         ----     ------------     -----       -----
Balance at December 31, 1999           750      $  8    $  18,822     $ (34,895)       $--      $ (6,325)       $--       $ (22,390)
Issuance of common stock               538         5        1,458            --         --            --         --           1,463
Issuance of common stock in
   Initial Public Offering           5,750        58       73,001            --         --            --         --          73,059
Issuance of common stock in
   private placement                   536         5        7,211            --         --            --         --           7,216
Issuance of warrants                    --        --          500            --         --            --         --             500
Conversion of redeemable
   convertible preferred stock
   to common stock                  15,542       155       52,714            --         --            --         --          52,869
Accretion of issuance costs for
   redeemable preferred stock           --        --          (95)           --         --            --         --             (95)
Dividend on redeemable
   preferred stock                      --        --       (2,106)           --         --            --         --          (2,106)
Proceeds from redeemable
   preferred stock allocated to
   beneficial conversion feature        --        --       19,905            --         --            --         --          19,905
Dividend on redeemable
   preferred stock attributable
   to beneficial conversion
   feature                              --        --      (19,905)           --         --            --         --         (19,905)
Deferred compensation resulting
   from the grant of options            --        --       19,626            --         --       (19,626)        --              --
Compensation expense related to
   stock options                        --        --        1,626            --         --         6,940         --           8,566
Net loss for the year ended
   December 31, 2000                    --        --           --       (17,800)        --            --         --         (17,800)
                                    ------      ----    ---------     ---------      -----      --------        ---       ---------
Balance at December 31, 2000        23,116       231      172,757       (52,695)        --       (19,011)        --         101,282
Issuance of common stock from
   stock option exercises and
   employee stock purchase plan        255         3          309            --         --            --         --             312
Deferred compensation resulting
   from the grant of options            --        --          517            --         --          (145)        --             372
Compensation expense related to
   stock options                        --        --       (2,548)           --         --         8,978         --           6,430
Promissory note from scientific
   advisor                              --        --           --            --       (110)           --         --            (110)
Net loss for the year ended
   December 31, 2001                    --        --           --       (25,303)        --            --         --         (25,303)
                                    ------      ----    ---------     ---------      -----      --------        ---       ---------
Balance at December 31, 2001        23,371       234      171,035       (77,998)      (110)      (10,178)        --          82,983
Issuance of common stock from
   stock option exercises and
   employee stock purchase plan        787         8          549            --         --            --         --             557
Compensation expense related to
   stock options                        --        --       (1,642)           --         --         7,634         --           5,992
Promissory note from scientific
   advisor                              --        --           --            --        (11)           --         --             (11)
Purchase of treasury stock              (2)       --           --            --         --            --         (6)             (6)
Net loss for the year ended
   December 31, 2002                    --        --           --       (33,763)        --            --         --         (33,763)
                                    ------      ----    ---------     ---------      -----      --------        ---       ---------
Balance at December 31, 2002        24,156      $242    $ 169,942     $(111,761)     $(121)     $ (2,544)       $(6)      $  55,752
                                    ======      ====    =========     =========      =====      ========        ===       =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        VARIAGENICS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                                                        2000             2001             2002
                                                                                        ----             ----             ----
OPERATING ACTIVITIES:
Net loss                                                                             $ (17,800)        $(25,303)        $(33,763)
Adjustments to reconcile net loss to net cash used for operating activities:
   Depreciation and amortization                                                         1,062            1,836            1,950
   Non-cash compensation expense                                                         8,566            6,802            5,992
   Impairment of assets held for sale                                                       --               --            2,155
   Common stock issued for license agreement                                               428               --               --
   Amortization of premium and accretion of discount on marketable securities             (188)            (876)              90
   Changes in assets and liabilities:
      Prepaid expenses and other current assets                                         (1,106)            (975)           1,059
      Other assets                                                                          (5)              --               --
      Accounts payable                                                                     265              986              382
      Accrued expenses                                                                     291            1,050             (285)
      Deferred revenue                                                                   2,070           (1,383)              29
                                                                                     ---------         --------         --------
        Net cash used for operating activities                                          (6,417)         (17,863)         (22,391)
                                                                                     ---------         --------         --------
INVESTING ACTIVITIES:
Purchase of marketable securities                                                      (51,020)         (69,204)         (42,034)
Maturity of marketable securities                                                        5,000           63,872           68,783
Acquisition of property and equipment                                                   (1,015)          (2,257)          (1,647)
Proceeds from sale/leaseback of equipment                                                   --            1,159              904
Proceeds from sale of equipment                                                             --               --               16
Proceeds from sale of assets held for sale                                                  --               --               23
Investment in affiliate                                                                     --             (100)              --
                                                                                     ---------         --------         --------
        Net cash provided by (used for) investing activities                           (47,035)          (6,530)          26,045
                                                                                     ---------         --------         --------
FINANCING ACTIVITIES:
Proceeds from public offering of common stock                                           73,059               --               --
Proceeds from private placement of common stock                                          7,216               --               --
Proceeds from issuance of preferred stock                                               19,905               --               --
Proceeds from exercise of warrants                                                       2,570               --               --
Proceeds from exercise of stock options and employee stock purchase plan                   135              312              557
Repayment of capital lease obligations                                                    (735)          (1,234)          (1,714)
Repayment of line of credit                                                               (209)              --               --
Promissory note from scientific advisor                                                     --             (110)             (11)
Acquisition of treasury stock                                                               --               --               (6)
Release of restricted cash for facility lease                                               --              250               --
                                                                                     ---------         --------         --------
        Net cash provided by (used for) financing activities                           101,941             (782)          (1,174)
                                                                                     ---------         --------         --------
Increase (decrease) in cash and cash equivalents                                        48,489          (25,175)           2,480
Cash and cash equivalents at beginning of year                                           1,828           50,317           25,142
                                                                                     ---------         --------         --------
Cash and cash equivalents at end of year                                             $  50,317         $ 25,142         $ 27,622
                                                                                     =========         ========         ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        VARIAGENICS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

         Variagenics, Inc. (the "Company") was incorporated in Delaware on December 7, 1992. The Company was originally formed to develop a pharmacogenomic approach to cancer therapy. The Company has broadened that focus to discover genetic variations characterized by SNPs and other genetic differences. The Company will use this information to optimize drugs in development, develop new drug targets and bring diagnostic products to market. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Variagenics Securities Corporation. All intercompany balances and transactions have been eliminated.

         The accompanying consolidated financial statements have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has generated minimal revenues and has an accumulated deficit of $111.8 million at December 31, 2002.

         The Company is subject to risks common to companies in the industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other governmental regulations.

           As of the close of business on January 31, 2003, the Company was merged into Hyseq Pharmaceuticals, Inc. ("Hyseq") through a reverse triangular, stock-for-stock merger. Subsequently, Hyseq changed its legal name to Nuvelo, Inc. ("Nuvelo"). As a result of the merger, the Company ceased to exist, and each share of the Company's common stock was exchanged for 1.6451 shares of Nuvelo, at an approximate purchase price of $48.6 million net of estimated transaction costs including severance and benefits for employees terminated as part of the merger plan.

         Following the merger, Nuvelo conducted a careful review of all assets and programs at both Hyseq and the Company. In February 2003, Nuvelo announced a continued strategic focus dedicated to the discovery and development of novel biotherapeutics. As part of this plan, Nuvelo will dedicate its resources to advancing its most promising biopharmaceutical discovery and development programs. Nuvelo also intends to out-license or partner its immunotherapeutics portfolio and monetize non-core assets including its microarray business, pharmacogenomic technology and molecular diagnostic programs, to further support its biopharmaceutical development programs.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          USE OF ESTIMATES

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates in these consolidated financial statements include useful lives for depreciation and amortization and contract revenues and related costs used in estimates to complete under percentage of completion accounting. Actual results could differ from those estimates.

         CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

         The Company considers all highly liquid marketable securities purchased with an initial maturity of three months or less to be cash equivalents. Investment securities with original maturities of greater than three months and that mature within 12 months from the balance sheet date are classified as short-term marketable securities. Investment securities maturing in excess of one year from the balance sheet date are treated as long-term marketable securities. The Company's investment policy is to purchase securities with maturities of no greater than 18 months at the time of purchase. All short- and long-term marketable securities are classified as held-to-maturity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. The Company maintains all of its marketable securities with three high-quality financial institutions that serve as the Company's cash managers and investment advisors.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost and depreciated, once placed in service, using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the improvement or the remaining term of the lease.

         Purchased software is capitalized at cost and amortized over the estimated useful life, generally three years. Internally developed software is accounted for in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Under the provisions of SOP 98-1, Variagenics capitalizes costs of internally developed software after the preliminary project stage has been completed. Costs eligible for capitalization have not been significant. Therefore, the Company has not capitalized any internal software development costs.

         LONG-LIVED ASSETS

         The Company reviews long-lived assets for impairment by comparing the cumulative undiscounted cash flows for groups of assets for which there are identifiable cash flows independent of the cash flows of other groups of assets with their carrying amount. Impairment is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Quoted market prices, if available, are used as the basis for the measurement. If quoted market prices are not available, the estimate of fair value is based on the best information available in the circumstances. Any writedowns are treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis.

         REVENUE RECOGNITION

         The Company generates revenue from collaborations, license fees and, beginning in the first quarter of 2001, product sales.

         The Company accounts for revenue from collaborations in accordance with SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Revenue is recognized when the following criteria have been met:

1.       Persuasive evidence of an arrangement exists
2.       Delivery has occurred and risk of loss has passed

3.       The seller's price to the buyer is fixed or determinable
4.       Collectibility is reasonably assured

         Payments received for research and development services performed by the Company are recognized as revenue over the development period as the related services are performed.

         License fee, milestone and royalty revenues are generated through agreements with third parties that plan to develop and sell products based on Variagenics' technology. The Company records license fee revenues when the earnings process has been completed and there are no ongoing performance obligations. The Company records milestone revenues when the associated earnings process is complete and, to the extent the milestone amount relates to the Company's performance obligation, when the customer confirms that the Company has met the requirements under the terms of the agreement and when payment is reasonably assured. The Company records royalty revenues when they can be reliably estimated and collectibility is reasonably assured..

         Revenue from product sales is generally recognized upon the Company's receipt of the customer's signed acceptance of the installed product.

         Payments received in advance of being earned are recorded as deferred revenue.

         RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations as incurred.

         STOCK-BASED COMPENSATION

         The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for disclosure only (Note 9). The SFAS No. 123 disclosures include pro forma net income and earnings per share as if the fair value-based method of accounting had been used.

         Had compensation cost been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss attributable to common stockholders per share for the years ended December 31, 2000, 2001 and 2002 would have been as follows (in thousands except per share data):

                                                              2000               2001               2002
                                                              ----               ----               ----
   Net loss attributable to common stockholders             $(39,906)          $(25,303)          $(33,763)
   Add:  employee stock-based compensation
   expense included in reported net loss                        8,566              6,802              5,992
   Deduct:  total employee stock-based
   compensation expense determined under fair                 (9,549)            (9,378)            (8,476)
   value-based method for all awards
                                                            --------           --------           --------
   Pro forma net loss attributable to common                $(40,889)          $(27,879)          $(36,247)
   stockholders
                                                            ========           ========           ========
   Reported net loss attributable to common
   stockholders per share basic and diluted                   $(3.69)            $(1.09)            $(1.42)

   Pro forma net loss attributable to common
   stockholders per share basic and diluted                   $(3.78)            $(1.20)            $(1.52)

         The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                 2000             2000            2001            2002
                                                 ----             ----            ----            ----
                                               (pre-IPO        (post-IPO
                                                grants)         grants)
   Expected dividend yield                          0%              0%              0%              0%
   Expected stock price volatility                  0%            100%            100%            100%
   Risk-free interest rate                        6.2%            6.2%            4.6%            3.8%
   Expected option term in years                     5               5               5               5

         Because options vest over several years, additional option grants are expected to be made in the future and the determination of fair value of option grants made after the Company's initial public offering has included a volatility factor, the pro forma effects of applying the fair value method are not representative of future pro forma results.

         All stock-based awards to non-employees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

         INCOME TAXES

         The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         BUSINESS SEGMENTS

         The Company operates as a single business segment as defined in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

         NET LOSS PER SHARE

         Net loss per share is computed under SFAS No. 128 "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding unvested restricted stock. Diluted net loss per share does not differ from basic net loss per share since potential common shares are anti-dilutive for all periods presented and, therefore, are excluded from the calculation of diluted net loss per share.

The following potentially dilutive common shares were excluded from the calculation of net loss per share because their effect was anti-dilutive (in thousands):

                                           AS OF DECEMBER 31,
                                           ------------------
                                     2000         2001         2002
                                     ----         ----         ----
Stock options                       2,907        3,743        2,883
Warrants                            1,311        1,277        1,270
Employee stock purchase plan           12           19           25

         Comprehensive loss is equal to net loss for all years presented.

         NEW ACCOUNTING PRONOUNCEMENTS

         In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at its fair market value when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

         In November 2002, FASB Emerging Issues Task Force reached consensus with respect to Issue 00-21 ( EITF 00-21 ), Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses the accounting for multiple-element revenue arrangements. Specifically, EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. This EITF is effective for the revenue arrangements entered into in fiscal periods beginning after June 15, 2003. At the present time, this EITF is not expected to have material impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of certain guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statement periods ending after December 15, 2002.

         The Company's bylaws provide for the indemnification of officers and directors for certain events or occurrences while the officer is, or was, serving at the Company's request in such capacity. The maximum potential amount of future payments that the Company could be required to make under the bylaws is unlimited; however, the Company has Director and Officer insurance policies that, in most cases, would limit its exposure and enable it to recover a portion of any future amounts paid. As a result of the insurance policy coverage, the estimated fair value of these indemnification provisions is minimal. All of these indemnification provisions were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these provisions as of December 31, 2002.

         The Company enters into indemnification provisions under its agreements with other companies in its ordinary course of business, typically with business partners, contractors, clinical sites and customers. Under these provisions the Company generally indemnifies and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. All of these indemnification provisions were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2002.

         In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure -- An Amendment of FAS No. 123." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for those companies who voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provision of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company has not adopted the fair value method of accounting for stock-based compensation, and will continue to apply APB 25 for its stock-based compensation plans. The Company has incorporated the disclosure requirements of SFAS 148 at December 31, 2002, which require a tabular pro forma presentation of net income had SFAS 123 been adopted by the Company in the "Summary of Significant Accounting Policies" footnote of the financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosure requirements related to variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material effect on the Company's financial statements.

         In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material effect on the Company's financial statements.

3.  SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                           FOR THE YEARS ENDED
                                                                                           -------------------
                                                                                                DECEMBER 31,
                                                                                                ------------
(IN THOUSANDS)                                                                      2000           2001         2002
--------------                                                                      ----           ----         ----
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
   Cash paid for interest                                                          $   197        $  245        $337
   Issuance of warrants for common stock                                               500            --          --
   Issuance of common stock for license                                                428            --          --
   Conversion of redeemable preferred stock into common stock                       52,869            --          --
   Acquisition of machinery and equipment under capital lease agreements             1,080         2,409          --

4.  MARKETABLE SECURITIES

         At December 31, 2001 and 2002, all marketable securities were classified as held-to-maturity and carried at amortized cost. Marketable securities consisted of the following (in thousands):

                                      2001           2002
                                      ----           ----
Short-term:
   Corporate bonds                   $18,339        $ 5,494
   Commercial paper                       --            997
   U.S. government securities         29,437         21,557
                                     -------        -------
                                     $47,776        $28,048
                                     =======        =======

Long-term:
   Corporate bonds                   $ 1,551        $    --
   U.S. government securities          5,560             --
                                     -------        -------
                                     $ 7,111        $    --
                                     =======        =======

         Fair values of all marketable securities are based upon quoted market prices. The carrying amounts and estimated fair values of the Company's significant financial instruments at December 31 were as follows (in thousands):

                                                 2001                           2002
                                                 ----                           ----
                                        CARRYING        FAIR          CARRYING        FAIR
                                         AMOUNT         VALUE          AMOUNT         VALUE
                                         ------         -----          ------         -----
Cash and cash equivalents               $25,142        $25,142        $27,622        $27,622
Short-term marketable securities         47,776         47,934         28,048         28,130
Long-term marketable securities           7,111          7,118             --             --

5.  PROPERTY AND EQUIPMENT

         Property and equipment consists of the following as of December 31 (in thousands):

                                                          ESTIMATED
                                                         USEFUL LIVES
                                                           (YEARS)           2001      2002
                                                           -------           ----      ----
Machinery and equipment                                      3-5            $ 1,770   $   919
Furniture and fixtures                                       3-7                914       871
Purchased software                                            3                 205     1,526
Machinery and equipment under capital leases                 3-5              6,566     4,125
Leasehold improvements                                    lease life          2,097     2,118
Assets not yet placed in service                                                245       152
                                                                            -------   -------
                                                                             11,797     9,711
Less -- accumulated depreciation and amortization                           (4,012)   (4,381)
                                                                            -------   -------
                                                                            $ 7,785   $ 5,330
                                                                            =======   =======

         Depreciation and amortization expense was $1.0 million, $1.7 million and $1.8 million for the years ended December 31, 2000, 2001 and 2002, respectively. Accumulated amortization of machinery and equipment under capital leases totaled $2.1 million and $1.9 million at December 31, 2001 and 2002, respectively.

         In 2002, management formulated a restructuring plan which is described in further detail in Note 21. As part of this restructuring, equipment with a net book value of $2.3 million was reclassified to assets held for sale. This equipment had an original cost of $3.7 million and accumulated depreciation of $1.4 million and consisted primarily of Laboratory Equipment used in Research and Development activities. A charge of $2.2 million has been recorded to write this equipment down to its estimated net realizable value.

6.  ACCRUED EXPENSES AND OTHER LIABILITIES

         Accrued expenses and other liabilities consist of the following as of December 31 (in thousands):

                                           2001          2002
                                           ----          ----
Payroll related                           $1,218        $1,154
Professional fees                            390           394
Sponsored research and development            55            91
License Fees                                  --            58
Scientific Advisors                           --            48
Clinical research                            144            25
Lab supplies and equipment                   213            --
Other                                         61            26
                                          ------        ------
                                          $2,081        $1,796
                                          ======        ======

7.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

         Upon closing of the Company's initial public offering in July 2000, all mandatorily redeemable convertible preferred stock was converted into 15,542,181 shares of common stock.

         While outstanding, mandatorily redeemable convertible preferred stock was carried at redemption value plus accrued dividends of $0.24 per share per year beginning July 1999. Issuance costs relating to redeemable convertible preferred stock were accreted to the value of the stock immediately upon issuance. Series A, B, C, D, E-2 and E had a par value of $.01 per share and liquidation value of $2.73 per share.

         In March 2000, the Company issued 4,664,705 shares of Series F redeemable convertible preferred stock, par value $.01, to new investors at $4.29 per share (liquidation value) for net proceeds of $19.9 million. The issuance of these shares resulted in a beneficial conversion feature equal to the total proceeds from the offering. Because the redeemable convertible preferred stock was immediately convertible, the Company recorded a dividend of $19.9 million to preferred stockholders in the first quarter of 2000. The Company also recorded cumulative dividends on this class of stock at a rate of $0.39 per share per year.

         PREFERRED STOCK WARRANTS

         In connection with amending a line of credit in 1999, the Company issued a warrant to purchase 43,920 shares of Series E preferred stock at an exercise price of $2.73 (Note 13). In connection with the issuance of Series E preferred stock in 1999, the Company issued warrants for the purchase of 1,265,957 shares of Series E preferred stock at an exercise price of $2.73 per share. In May 2000, warrants were exercised for the purchase of 610,949 shares of Series E preferred stock at $2.73 per share. As a result of the public offering, all outstanding warrants for preferred stock were converted to warrants for the purchase of common stock.

8.  PREFERRED STOCK

         Under the terms of the Company's certificate of incorporation that was restated upon completion of the initial public offering, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, $.01 par value, in one or more series without stockholder approval. The Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

9.  COMMON STOCK

         STOCK OPTIONS

         In January 1997, the Company adopted the 1997 Employee, Director and Consultant Stock Option Plan, which provides for the granting of incentive and non-qualified stock options to employees, directors and consultants of the Company. The number of options available for grant was increased from 1,903,200 in 1999 to 4,758,000 in 2000 (in connection with the Company's initial public offering) and to 5,908,000 in 2002 (as a result of a shareholder vote in June
2002). Options granted by the Company generally vest ratably over three- to five-year periods and have a term of ten years.

         In accordance with APB No. 25, no compensation cost has been recognized for options granted to employees by the Company with exercise prices equal to or greater than fair value of the underlying common stock at grant date. The Company granted to employees options to purchase 1,376,095 and 175,500 shares of common stock in 2000 and 2001, respectively, at exercise prices less than the fair value of the underlying common stock at grant date. The Company recorded deferred compensation relating to these options representing the aggregate difference between the estimated fair market value of Variagenics common stock on the grant date and the exercise price of each option. This deferred compensation is being amortized on a straight line basis over the related vesting period. Options cancelled in 2000, 2001 and 2002 resulted in reductions in deferred compensation of $1.7 million, $2.0 million and $1.6 million, respectively. At December 31, 2002, the Company has $2.5 million of deferred compensation relating to employee and director grants.

         In 2000, 2001 and 2002, the Company granted stock options to employees and directors to purchase 295,244, 1,152,394 and 743,000 shares of common stock, respectively, at an exercise price equal to the fair market value of common stock on the grant date.

         The Company has granted options to non-employees that vest in future periods. The Company applies EITF No. 96-18 to account for these non-employee grants. Under EITF 96-18, the expense that will ultimately be recognized for these options will be the fair value at the vesting dates of the underlying options. As these options vest over periods up to five years, the Company will be required to remeasure the fair value of these options at each reporting period prior to vesting and then finally at the vesting date of the option. In 2000 and 2002, the Company granted options to purchase 43,712 and 218,000 shares of common stock, respectively, to non-employees. The Company recorded compensation expense of $1.4 million in 2000, and a decrease of expense of $0.2 million and $0.1 million in 2001 and 2002, respectively, relating to non-employee option grants.

The weighted average fair value of options granted in 2002 and 2001 was $1.72 and $4.30, respectively.

         Option activity for the years ended December 31 was as follows (in thousands, except per share amounts):

                                               2000                    2001                   2002
                                               ----                    ----                   ----
                                                     WEIGHTED               WEIGHTED                WEIGHTED
                                                      AVERAGE                AVERAGE                 AVERAGE
                                           NUMBER    EXERCISE      NUMBER   EXERCISE      NUMBER    EXERCISE
                                        OF SHARES       PRICE   OF SHARES      PRICE   OF SHARES       PRICE
                                        ---------       -----   ---------      -----   ---------       -----
Outstanding at beginning of year            1,573       $0.53       2,907      $2.49       3,743       $3.46
   Granted                                  1,715        4.16       1,328       5.55         961        1.62
   Exercised                                (132)        0.54       (216)       0.65       (741)        1.37
   Canceled                                 (249)        2.66       (276)       5.54     (1,080)        4.71
                                            -----       -----       -----      -----       -----       -----
Outstanding at end of year                  2,907       $2.49       3,743      $3.46       2,883       $3.10
Options exercisable at year end               855       $1.17       1,484      $2.64       1,607       $3.25

         The following table summarizes information about stock options outstanding at December 31, 2002 (in thousands, except per share amounts and lives):

                                                            WEIGHTED-AVERAGE
                                                                   REMAINING
      EXERCISE              SHARES     WEIGHTED-AVERAGE     CONTRACTUAL LIFE       SHARES     WEIGHTED-AVERAGE
       PRICES          OUTSTANDING       EXERCISE PRICE           (IN YEARS)  EXERCISABLE       EXERCISE PRICE
       ------          -----------       --------------           ----------  -----------       --------------
   $0.01 to $0.80              573                $0.53                 6.34          486                $0.52
   $1.05 to $3.90            1,829                 1.98                 8.56          840                 2.18
   $4.03 to $9.75              311                 7.94                 8.12          154                 8.12
  $11.25 to $23.63             170                14.96                 7.62          127                14.86
                             -----                -----                 ----        -----                -----
                             2,883                $3.10                 8.02        1,607                $3.25
                             -----                -----                 ----        -----                -----

         COMMON STOCK WARRANTS

         In 2000 and 2001, respectively, 367,254 and 33,855 warrants were exercised for the purchase of 363,679 and 5,681 shares of common stock at $2.73 per share. The exercise of 37,288 and 33,855 of these warrants in 2000 and 2001, respectively, was cashless, resulting in a lower number of shares issued.

         STOCK RESTRICTION AGREEMENTS

         The Company has executed stock restriction agreements with certain of its common stockholders. Each agreement gives the Company the right to repurchase, at prices from $0.01 to $0.54 per share, a certain number of shares held by each individual if the respective stockholder ceases to be a director, employee or consultant, as appropriate, of the Company. The purchase option rights originally lapsed at various dates through March 2003. The repurchase option on all restricted stock terminated in its entirety upon completion of the Company's initial public offering in July 2000. In connection with restricted stock issued to non-employees, the Company recorded compensation expense of $10,000 in 2000.

         STOCK ISSUANCE

         In conjunction with a license agreement in 2000, the Company issued 35,685 shares of common stock and recorded related expense of $428,000.

10.  INITIAL PUBLIC OFFERING

         On July 26, 2000, the Company completed an initial public offering in which it sold 5,000,000 shares of common stock at $14.00 per share. Concurrent with the closing of the offering, the underwriters exercised an over-allotment option to purchase an additional 750,000 shares at $14.00 per share. Net proceeds from the offering and over-allotment option were approximately $73.1 million, net of underwriting discounts, commissions and other offering costs. Upon the closing of the offering, all the Company's redeemable convertible preferred stock converted into 15,542,181 shares of common stock. A vote of the Company's stockholders in July 2000 increased the number of authorized shares of common stock to 70,000,000 and preferred stock to 5,000,000 in anticipation of this offering.

11.  NOVA MOLECULAR, INC.

         In December 2000, the Company acquired by way of assignment from Nova Molecular, Inc. ("NMI") all of NMI's rights, title and interest in and to certain technology and intellectual property for a purchase price of $0.3 million.

12.  INCOME TAXES

         At December 31, the significant components of the Company's deferred tax assets consisted of the following (in thousands):

                                                       2001             2002
                                                       ----             ----
Deferred tax assets:
Net operating loss carryforwards                     $ 24,449         $ 34,747
Stock compensation expense                              1,554            1,505
Research and development credit carryforwards           2,488            3,084
Acquired intangible assets                                191              174
Restructure reserve                                        --              848
Other                                                   1,183            1,854
                                                     --------         --------
Total gross deferred tax assets                        29,865           42,212
Deferred tax asset valuation allowance                (29,865)         (42,212)
                                                     --------         --------
        Net deferred tax assets                      $     --         $     --
                                                     ========         ========

         The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 2002.

         At December 31, 2002, available net operating loss carryforwards for federal and state tax purposes were approximately $82.7 million and $88.8 million, respectively, which expire through 2022. At December 31, 2002, the Company has research and development tax credit carryforwards of approximately $1.8 million available to reduce future federal tax liabilities that expire through 2022. Approximately $0.9 million of the net operating loss carryforwards relate to the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options, the tax benefit from which, if realized, will be credited to additional paid-in capital.

         Under the provisions of Internal Revenue Code Section 382 (Section
382), certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of the annual limitation is determined based upon the Company's value prior to the ownership change. In December 2002, Variagenics undertook a study to determine the limitation of its net operating losses (NOLs) under Section 382.
Section 382 limits the annual rate at which a corporation's NOLs may be utilized if the corporation has experienced a statutorily defined "ownership change" of more than 50 percentage points in any three year period. As a result of this study, the Company determined that approximately $29 million of its NOLs are limited as a consequence of prior ownership changes to use at rates of up to approximately $4 million per year, and the remaining NOLs of approximately $60 million are not restricted by this section. The Company has previously recorded a valuation allowance against its NOLs. Subsequent significant ownership changes (including the merger with Hyseq as discussed in Note 1) could further affect the limitation in future years.

         Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily due to the following at December 31 (in thousands):

                                                          2000            2001             2002
                                                          ----            ----             ----
Income tax benefit at US federal statutory rate         $(6,229)        $(8,856)        $(11,817)
State income taxes, net of federal tax effect            (1,190)         (1,844)          (1,801)
Permanent items                                             815           1,781            1,516
Other                                                       (96)             29             (110)
Change in deferred tax asset valuation allowance          6,700           8,890           12,212
                                                        -------         -------         --------
                                                        $    --         $    --         $     --
                                                        =======         =======         ========

13.  COMMITMENTS AND CONTINGENCIES

         LEASE LINES OF CREDIT

         The Company has various equipment leases with repayment terms of 36 to 48 months. During the year ended December 31, 2001, the Company entered into a lease arrangement to finance equipment additions. In connection with this agreement, the Company sold and leased back certain equipment for $1.2 million and $0.9 million in 2001 and 2002, respectively, and financed an additional $2.4 million of capital additions in 2001.

         LEASE FOR FACILITY

         In June 1998, the Company entered into a ten-year non-cancelable operating lease, renewable for an additional five years, related to its facility. Rent expense under this lease is approximately $1.0 million per year, plus applicable taxes and operating costs. Pursuant to the terms of the lease, the Company agreed to expend a total of at least $1.5 million over the lease term related to facility improvements, subject to reimbursements from the landlord of $273,000 which was received in 1999 and recorded as an offset to leasehold improvements.

         Commitments under the Company's leases obligations as of December 31, 2002 are as follows (in thousands):

                                                   OPERATING     CAPITAL
                                                      LEASES      LEASES
                                                      ------      ------
2003                                                    $975      $1,448
2004                                                     975       1,313
2005                                                     975         801
2006                                                     975          93
2007                                                     975          --
Thereafter                                               408          --
                                                      ------      ------
Total minimum lease payments                          $5,283      $3,655
                                                      ======

Less amount representing interest                                   (392)
                                                                  ------
Present value of capital lease obligations                        $3,263
                                                                  ======

         Total rent expense (net of sublease income of $225,000 in 2000 and $75,000 in 2001) under operating leases in effect was $1.2 million, $1.3 million, and $1.4 million for the years ended December 31, 2000, 2001 and 2002, respectively.

         LINE OF CREDIT, LETTER OF CREDIT AND RESTRICTED CASH

         In order to secure its facility lease, the Company obtained a $2.0 million letter of credit from a bank that is automatically renewable on an annual basis through June 2009. This obligation was originally secured by $1.0 million of restricted cash, subject to certain reductions after the second year of the lease. In January 2001, the letter of credit was reduced to $1.5 million and the related restricted cash was reduced to $750,000.

         OTHER AGREEMENTS

         The Company has entered into various license agreements and research and development funding agreements to support its research and development activities. Certain of these license agreements contain provisions for future royalties to be paid on sales of products developed under these agreements and minimum license fees or royalties to be paid annually for the life of the related patent. As of December 31, 2002, the Company is committed to minimum license and royalty payments of $45,000 per year through at least 2015. Additionally, the Company has co-marketing agreements with various parties under which revenues may be earned by either party.

         Funding commitments under research and development agreements with a university are approximately $90,000 over the next two years.

         In December 2001, the Company made an investment of $100,000 in the equity of a private Korean corporation with which the Company also has a research collaboration agreement. This investment is accounted for under the cost method and is included in other assets at December 31, 2001 and 2002.

         In 2001, the Company entered into separation agreements with two of its officers. In connection with these agreements the Company recorded compensation expense related to severance totaling $225,000, of which $113,000 was accrued at December 31, 2001. Under one of these agreements, the vesting of the officer's outstanding unvested options under three option grants was accelerated, resulting in a non-cash compensation charges of $943,000 in 2001 and $628,000 in 2002. In 2001, the Company also entered into a retention agreement with one of its officers. In connection with this agreement, the vesting of the officer's unvested options has been accelerated, resulting in a non-cash compensation charge of $503,000 in 2001 and $2.3 million in 2002. As part of the retention agreement, upon accomplishment of certain service-related milestones, the officer received an additional 109,688 options to purchase shares of common stock at $2.26.

14.  EMPLOYEE SAVINGS PLAN

         In December 1995, the Company adopted an employee savings plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). In December 2000, the Board of Directors amended the 401(k) Plan via an adoption agreement effective January 1, 2001, which, among other things, changes the 401(k) Plan's trustee and provides that future employer matching contributions be non-discretionary. The 401(k) Plan covers substantially all employees of the Company and allows them to defer a portion of their annual compensation on a pre-tax basis. Company contributions under the 401(k) Plan are made at the discretion of the Board of Directors in amounts determined by the Board. No employer contributions were made to the 401(k) Plan by the Company during the year ended December 31, 2000. The Company contributed a total of $101,000 and $115,000 of matching contributions to the Plan in 2001 and 2002, respectively.

15.  EMPLOYEE STOCK PURCHASE PLAN

         In July 2000, the Company's stockholders approved the Variagenics, Inc. 2000 Employee Stock Purchase Plan. This plan allows employees of the Company to purchase common stock through payroll deductions for 85% of fair market value. A total of 475,800 shares of common stock are reserved for issuance under this plan. A total of 33,688 and 46,838 shares were issued in connection with this plan in 2001 and 2002, respectively.

16.  RELATED PARTY TRANSACTIONS

         The Company maintains certain consulting agreements under which advisory services are provided to the Company by several individual stockholders. Cash expenses under these contracts totaled $74,000, $280,000 and $228,000 in each of the years ended December 31, 2000, 2001 and 2002, respectively. The Company also granted options to these advisors in 1998 and 2000.

         In connection with entering into an amended and restated consulting agreement, in March 2001, the Company made a loan to one of its scientific advisors in the principal amount of $200,000. The note bears interest at an annual rate of 10% and will be repaid over a period of two years. Because the note is collateralized by shares of the Company's common stock owned by the scientific advisor, the principal balance of the note and related accumulated interest has been classified as contra-equity in the Company's balance sheet at December 31, 2002.

         In July 2002, the Company entered into an exclusive license agreement with Renegade Therapeutics, Inc. ("Renegade"). Under this agreement, the Company will license to Renegade certain of the Company's intellectual property in exchange for: an upfront license fee in the amount of $75,000 payable in Renegade fully-vested founders' stock and a $20,000 reimbursement for the Company's patent prosecution expenses and valuation report expenses. No cash or stock has been received to date in connection with this agreement. The agreement contains provisions for royalty and milestone payments based on the commercialization of related technology and the issuance of the first U.S. patent with respect to the technology, among others. One of the officers and stockholders of Renegade is a Director and stockholder of the Company. In addition the scientific advisor to whom the Company has extended a promissory note is also an officer and stockholder of Renegade.

17.  COMMERCIAL COLLABORATIONS

         Covance, Inc. ("Covance"), a contract research organization, selected the Company as their provider of genotyping assays. The Company targeted Covance to be a user of its NuCleave(TM) DNA testing and analysis technology. The Company's August 1999 alliance agreement with Covance provides funding to the Company for assay development and royalties payable to the Company for laboratory tests performed at Covance. From the commencement of the collaboration through December 31, 2002, the Company has recorded $1.9 million in sponsored research fees and no royalties under its agreement with Covance. Under this agreement, Covance is the only contract research organization which can directly license the Company's technologies for providing pharmacogenomic lab services in clinical trials. In September 2000, Covance increased its funding commitment to Variagenics to develop genotyping assays. The Company's agreement with Covance is for a five-year term. Covance may terminate the agreement if (i) the Company fails to achieve assay production targets, or (ii) the Company has a change in control. Either party may terminate the agreement upon material breach, misconduct or insolvency of the other party. After the five-year term expires, the agreement may be automatically renewed for additional one-year terms.

         The Company's arrangement with Quintiles Transnational Corporation ("Quintiles") is a preferred provider co-marketing arrangement under which Quintiles' worldwide business development group will incorporate the Company's SNP discovery and clinical design services into the Quintiles selling cycle. The Company's December 1998 agreement with Quintiles is for a five-year term. The Company will receive revenues from this marketing agreement based on the types of pharmacogenomic services performed under the contract. For the periods presented, the Company has not received any revenues under its arrangement with Quintiles. The agreement may be terminated by either party upon a material breach of the agreement.

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
         In May 2000, the Company entered into a collaboration with Bruker Daltonics, Inc. ("Bruker") to manufacture and develop mass spectrometers for its NuCleave(TM) DNA testing and analysis system. Under the terms of the agreement, the Company would use the resulting system and also market and sell the system to its pharmaceutical and drug-development collaborators to identify genetic variances including genotypes and haplotypes. In 2002, the Company extended its collaboration with Bruker through March 31, 2003. The agreement provides for termination by either party for any reason upon 90 days notice. The parties may agree to renew the agreement for additional one-year terms. As part of its 2002 restructuring (Note 21), the Company discontinued its NuCleave(TM) product.

18.  ALLIANCE AGREEMENT

         In June 2000, the Company entered into an alliance agreement with Waters Technologies Corporation ("Waters"), a life science company, whereby Waters will manufacture, distribute and sell consumable reagent kits for use in the Company's NuCleave(TM) DNA analysis system. Pursuant to this agreement, on July 26, 2000, the Company received $7.5 million from Waters for the purchase of 535,714 shares of the Company's common stock and $3.0 million paid upon receipt of approval under the Hart-Scott-Rodino Act. Concurrent with the share purchase, the Company issued to Waters a warrant to purchase 80,357 shares of common stock at $14.00 per share, the IPO price. These warrants expire in July 2005. The $3.0 million payment was recorded as deferred revenue, and the warrants were valued at $500,000, which was recorded as a reduction of deferred revenue. In December 2000, the Company achieved a milestone under the alliance agreement by placing its first NuCleave(TM) system with a customer; a $500,000 milestone payment was received from Waters in connection with this placement and was recorded as deferred revenue. The net deferred revenue is being recognized in revenue over the development period of the alliance. The alliance agreement further provides for payments to the Company based on the achievement of certain milestones and royalties on annual sales of product. For the years ended December 31, 2000 and 2001, $1.5 million and $1.5 million, respectively, was recognized as revenue under this agreement.

         As part of its 2002 restructuring (Note 21), the Company discontinued its NuCleave(TM) product.

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         FIRST           SECOND            THIRD           FOURTH
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                QUARTER          QUARTER          QUARTER          QUARTER       TOTAL YEAR
----------------------------------------                -------          -------          -------          -------       ----------
2001:
   Revenue                                             $  1,102         $    915         $   574         $   392         $  2,983
   Loss from operations                                  (5,110)          (6,771)         (7,660)         (9,979)         (29,520)
   Net loss                                              (3,704)          (5,566)         (6,624)         (9,409)         (25,303)
   Net loss per share (basic and fully diluted)        $  (0.16)        $  (0.24)        $ (0.28)        $ (0.40)        $  (1.09)

2002:
   Revenue                                             $    706         $    158         $   178         $   388         $  1,430
   Loss from operations                                 (10,287)         (10,088)         (6,772)         (7,751)         (34,898)
   Net loss                                              (9,870)          (9,797)         (6,533)         (7,563)         (33,763)
   Net loss per share (basic and fully diluted)        $  (0.42)        $  (0.42)        $ (0.27)        $ (0.31)        $  (1.42)

20.     LITIGATION

         On or about December 6, 2001, the Company was sued in a complaint naming as defendants the Company and certain of its officers and its underwriters. The complaint purportedly is filed on behalf of persons purchasing the Company's stock between July 21, 2000 and December 6, 2000, and alleges


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
violations of certain sections of the Securities Act of 1933, as amended, and
Section 10(b) and the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.

         The complaint alleges that, in connection with the Company's July 21, 2000 initial public offering, the defendants failed to disclose additional and excessive commissions purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of the Company's stock to preferred customers and alleged agreements among the underwriter defendants and preferred customers tying the allocation of IPO shares to agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs claim that the failure to disclose these alleged arrangements made the Company's registration statement on Form S-1 filed with the SEC in July 2000 and the prospectus, a part of the registration statement, materially false and misleading. Plaintiffs seek unspecified damages. On or about April 19, 2002, an amended complaint was filed which makes essentially the same allegations. On or about July 15, 2002, the Company and the individuals filed a motion to dismiss.

                  In an opinion issued on February 19, 2003, the court ruled to dismiss the 10b-5 claims as to Variagenics and several other issuers in the consolidated suit. Plaintiffs have voluntarily dismissed all claims against the Variagenic's officers named in the suit. As a result, only claims relating to
Section 11 and Section 15 of the Securities Act of 1933 remain in the suit against Variagenics. Currently, the Company is in the process of approving a settlement by and between the issuers, the insurers of those issuers, and the plaintiffs in the consolidated case. This settlement is being proposed by the plaintiffs and all of the issuers' insurers are strongly in favor of this proposal. A special committee formed by the Company to evaluate and recommend any settlement proposals has recommended that the Company accept the plaintiffs' proposal. The details of the proposal have not been released publicly. The Company believes that any loss or settlement amount will not be material to its financial statements and believes that any settlement payment and all attorney's fees accrued on a going forward basis with respect to the suit will be paid by the Company's insurance provider.

21.   RESTRUCTURING CHARGES AND ASSET IMPAIRMENTS

         In 2002, management formulated a restructuring plan in order to conserve cash and focus resources on the Company's oncology molecular diagnostic development programs. The Company has also discontinued its NuCleave(TM) product, which had been the source of revenue from product sales.

         In connection with this restructure, a charge of $3.2 million was recorded, which consisted of $1.0 million related to employee separation costs and $2.2 million related to impairment of fixed assets which were taken out of service and held for sale. In December 2002, equipment with an original cost of $325,000 was sold for gross proceeds of $23,000.

         The restructuring reduced headcount by 44 positions, representing approximately 30% of the Company's workforce. Approximately half the reductions were in the high-throughput DNA sequencing group; the other half were spread throughout the organization, representing both research and development positions as well as general and administrative staff.

         The employee separation costs were accounted for under EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" and include amounts to be paid for severance and related benefits. As of December 31, 2002, all the employees to be terminated subject to the restructuring plan had ceased active employment with the Company and all $1.0 million of severance and related benefits had been paid out.

         In refocusing the business, management identified certain laboratory equipment with a net book value of $2.3 million that will no longer be required by the Company. This equipment has been decommissioned and is expected to be disposed of by the end of 2003. Certain of this equipment was purchased under capital leases, and costs associated with the early termination of the related obligations have been accrued. The debt associated with these assets has been reclassified to the current portion of capital lease obligations. An impairment charge of $2.2 million related to this equipment was recorded in 2002 to write the asset down to its estimated net realizable value in accordance with FAS 144 "Accounting for Impairment or Disposal of Long-Lived Assets".


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